Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D®

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC RECEIVES FDA 510(K) CLEARANCE FOR

PROFILE(r)-V MEDTOXScan(r) DRUGS-OF-ABUSE TEST SYSTEM

ST. PAUL, February 19, 2009 – MEDTOX Scientific, Inc. (Nasdaq:MTOX), announced today that on February 13, 2009, it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market its PROFILE(r)-V MEDTOXScan(r) Drugs-of-Abuse Test System.

The PROFILE(r)-V MEDTOXScan(r) Drugs-of-Abuse Test System consists of the PROFILE®-V MEDTOXScan® Test Devices and the MEDTOXScan® Reader. The Test Devices are one-step immunochromatographic tests for the rapid qualitative detection of one or more of the following drug classes and cutoff concentrations in human urine:

AMP	Amphetamine	500 ng/mL
BAR	Barbiturates	200 ng/mL
BZO	Benzodiazepines	150 ng/mL
COC	Cocaine	150 ng/mL
MAMP	Methamphetamine	500 ng/mL
MTD	Methadone	200 ng/mL
OPI	Opiates	100 ng/mL
PCP	Phencyclidine	25 ng/mL
THC	Cannabinoids	50 ng/mL

The Reader provides accurate, easy-to-use and cost effective testing for drugs-of-abuse. Results are available in 10 minutes for improved turn around time. There is an optional attached bar-code scanner for accurate entry of user ID, patient ID and lot number of the device. Test results will remain on the digital display until cleared by the operator. A printer provides a paper copy of the results for a permanent record. The Reader also has network integration capabilities, enhanced record storage of 1,000 results with improved record management.

The MEDTOXScan(r) Reader includes a Positive QC Test Device, a Negative QC Test Device and a Cleaning Cassette. The Positive and Negative QC Test Devices are intended to detect potential errors associated with the Reader such as a contaminated contact imaging sensor (CIS) and to verify the CIS cleaning procedure using the approved Cleaning Cassette which effectively removed any contamination.

The Test System is intended for professional use in a hospital laboratory setting. Currently MEDTOX has between 300 and 400 hospital clients utilizing MEDTOX’s PROFILE® visually read cassettes for drugs-of-abuse detection. The new Test System will be marketed not only to those clients, but to the broader hospital market which is estimated in excess of 2,500 hospitals.

See accompanying photo at http://www.globenewswire.com/newsroom/prs/?pkgid=5901

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.